Exhibit 99.4

STELLENT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined consolidated balance sheet combines the March 31, 2004 audited condensed combined consolidated balance sheet of Stellent, Inc. (“Stellent”) with the March 31, 2004 unaudited balance sheet of Optika Inc. (“Optika”) after giving effect to the terms of the merger agreement, under the assumptions set forth in the accompanying notes.

     The following unaudited pro forma condensed combined consolidated statement of operations for the year ended March 31, 2004 combines the audited consolidated results of operations of Stellent for the year ended March 31, 2004 with those of Optika for the year ended December 31, 2003 after giving effect to the terms of the merger agreement, under the assumptions set forth in the accompanying notes. The pro forma statement of operations gives effect to the merger as if it occurred at the beginning of the period presented.

     The pro forma unaudited condensed combined consolidated financial statements should be read in conjunction with the accompanying explanatory notes.

     The pro forma adjustments are preliminary, and revisions to the preliminary purchase price allocations and financing of the transactions may have a significant impact on the pro forma adjustments. A final valuation of the net assets to be acquired from Optika, conducted by Stellent’s independent valuation specialists, has been completed.

     The unaudited pro forma condensed combined consolidated financial data is for comparative purposes only and does not purport to represent what Stellent’s financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project the financial position or results of operations of Stellent for any future date or future period.

STELLENT, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
March 31, 2004

	Historical		Pro Forma
	Stellent	Optika	Adjustments		Combined
		(In thousands)
ASSETS
Current assets:
Cash, restricted cash, cash equivalents, and short-term marketable securities	$66,531	$9,536	$(11,594	)(a)	$64,473
Accounts receivable, net	19,165	4,475	—		23,640
Prepaid royalties	1,851	—	—		1,851
Prepaid expenses and other current assets	4,905	462	—		5,367

Total current assets	92,452	14,473	(11,594)		95,331

Other assets:
Long-term marketable securities	6,981	—	—		6,981
Property and equipment, net	4,471	678	—		5,149
Prepaid royalties, net of current	1,482	—	—		1,482
Goodwill	14,780	1,166	46,827	(b)	62,773
Acquired intangible assets, net	2,230	559	6,100	(b)	8,889
Investments in and notes with other companies	1,136	—	—		1,136
Other	1,156	126	—		1,282

Total other assets	32,236	2,529	52,927		87,692

Total assets	$124,688	$17,002	$41,333		$183,023

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,748	$730	$—		$3,478
Deferred revenues	10,148	6,703	—		16,851
Accrued expenses, commissions payable and other	7,087	1,558	859	(h)	9,504

Total current liabilities	19,983	8,991	859		29,833

Shareholders’ equity:
Common stock	223	9	(9)	(c)	265
			42	(d)
Preferred stock	—	5,199	(5,199)	(c)	—
Additional paid-in capital	189,221	30,647	(30,647)	(c)	238,559
			49,338	(d)
Unearned compensation	—	—	(895)	(e)	(895)
Accumulated deficit	(85,415)	(27,844)	27,844	(c)	(85,415)
Accumulated other comprehensive income	676	—	—		676

Total shareholders’ equity	104,705	8,011	40,474		153,190

Total liabilities and shareholders’ equity	$124,688	$17,002	$41,333		$183,023

STELLENT, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENT OF OPERATIONS

Year Ended March 31, 2004

	Historical		Pro Forma
	Stellent	Optika	Adjustments		Combined
		(In thousands, except per share data)
Revenues:
Product licenses	$41,571	$6,833	$—		$48,404
Services	34,203	13,084	—		47,287

Total revenues	75,774	19,917	—		95,691

Cost of Revenues:
Product licenses	4,936	790	—		5,726
Amortization of capitalized software from acquisitions	1,574	—	1,133	(f)	2,707
Services	17,157	3,627	—		20,784

Total cost of revenues	23,667	4,417	1,133		29,217

Gross Profit	52,107	15,500	(1,133)		66,474

Operating Expenses:
Sales and marketing	39,122	9,272	—		48,394
General and administrative	8,856	1,977	—		10,833
Research and development	13,263	4,725	—		17,988
Amortization of acquired intangible assets, unearned compensation and other	2,006	—	691	(f)	2,697
Restructuring Charges	743	—	—		743

Total operating expenses	63,990	15,974	691		80,655

Operating loss	(11,883)	(474)	(1,824)		(14,181)
Other income (expense):
Interest and other income, net	982	90	—		1,072
Investment impairment	388	—	—		388

Total other income (expense)	1,370	90	—		1,460

Net loss	$(10,513)	$(384)	$(1,824)		$(12,721)

Net loss per common share — basic and diluted	$(0.48)	$(0.04)			$(0.49)

Weighted average shares outstanding:
Basic and diluted	22,028	8,741		(g)	25,874

STELLENT, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(In thousands, except share and per share data)

1.     Purchase Price

     The unaudited Pro Forma Condensed Combined Consolidated Financial Statements reflect a purchase price of approximately $60,974. The fair value of the approximately 4.2 million shares of Stellent common stock issued in the transaction was determined using an average price of $9.85 per share, which was the average of the closing prices two days before and after the terms of the merger were agreed and announced. The purchase price also includes Stellent’s assumption of Optika’s outstanding stock options, which are recorded at their fair value as if converted to Stellent options at the exchange ratio specified in the merger agreement. The direct acquisition costs include accounting, legal and investment banker fees. The total purchase price is as follows:

Cash	$10,000
Value of shares anticipated to be issued by Stellent	41,416
Fair value of Optika option plan assumed by Stellent	7,964
Stellent estimated direct acquisition costs	1,594

Total estimated purchase price	$60,974

     The fair value of Optika’s option plan was estimated as of January 12, 2004 using the Black-Scholes option-pricing model with the following assumptions: no estimated dividends, expected volatility of 95%, risk-free interest rate of 2.5% and expected option terms of 3 years for all options.

     The above estimated purchase price calculation does not include an estimated $2,000 of costs incurred by Optika in connection with the merger. These estimated costs include accounting, legal and investment banker fees as well as continuation coverage on the directors and officers insurance policy of Optika.

2.     Purchase Price Allocation

     Under the purchase method of accounting, the total estimated purchase price is allocated to Optika’s net tangible and identifiable intangible assets based upon their estimated fair values as of the date of completion of the merger. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. A restructuring plan was adopted as a result of the merger. The acquisition restructuring charge relates to severance costs for terminated employees and facility closing costs primarily related to lease obligations. Based upon the purchase price and valuation, the following represents the allocation of the aggregate purchase price to the acquired net assets of Optika:

Net tangible assets	$8,011
Acquisition restructuring charge	(859)
Goodwill	46,827
Identifiable intangible assets	6,100
Unearned compensation	895

Total estimated purchase price	$60,974

STELLENT, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
(In thousands, except share and per share data)

     The allocation of the purchase price was based upon a valuation which reflects management’s estimates and assumptions. The unaudited pro forma condensed combined consolidated statements of operations do not reflect the amortization of goodwill acquired in the merger, which is consistent with the guidance in Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets. Stellent’s management valued the identifiable intangible assets to be acquired using an appraisal. Identifiable intangible assets consist of:

	Fair Value	Estimated Useful Life	Estimated Annual Amortization
Developed software	$3,400	3 years	$1,133
Contractual customer relationships	2,700	10 years	270

	$6,100		$1,403

     The estimate of unearned compensation was based on the fair market value of the unvested options as of May 28, 2004. Compensation expense will be recognized over the remaining vesting period of the options, which ranges from one month to 48 months, as each option grant vests.

3.     Pro Forma Adjustments

     The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

     (a)     To record cash paid by Stellent in the merger as part of purchase price and for direct acquisition costs

     (b)     To record goodwill and identifiable intangible assets in the proposed merger

     (c)     To eliminate Optika’s stockholders’ equity accounts

     (d)     To record stockholders’ equity for the approximately 4.2 million shares of common stock issued by Stellent in the merger valued at $9.85 per share and assumption of the Optika option plan

     (e)     To record unearned compensation for unvested Optika stock options assumed

     (f)     To record amortization of intangible assets and compensation costs

     (g)     Basic and diluted shares outstanding assume the conversion of the Optika weighted average shares for the period at the 0.44 conversion ratio.

     (h)     To record restructuring costs related to the merger.